Exhibit 10.1

THIRD AMENDMENT TO THE
TURNING POINT BRANDS, INC.
2006 EQUITY INCENTIVE PLAN

This is the Third Amendment to the 2006 Equity Incentive Plan maintained by Turning Point Brands, Inc. (the "Plan"), which amendment shall be effective as of the date of its adoption as set forth below.

Section 6 of the Plan is hereby amended by adding the following new subsection (f) thereto:

(f)           Cash-Out. The Board of Directors may force the exercise of and cancel all or part of any outstanding Option by paying the holder thereof in cash or stock with a Fair Market Value equal to the difference between the Option's Exercise Price and the Fair Market Value of each share underlying such Option as of the date the Company and the Option holder enter into an amended Award Agreement allowing for same.

To record its adoption by the Board of Directors, the Company has caused this Amendment to be executed below by its authorized officer.

Turning Point Brands, Inc.

By:

Title:

Date: